Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

MAGELLAN PETROLEUM CORPORATION

(A Delaware Corporation)

Magellan Petroleum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 4, 1987 (the “Certificate of Incorporation”);

2.	The Article numbered “FIRST” of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the Corporation is Tellurian Inc.”

3.	The Certificate of Incorporation is hereby amended by deleting Paragraph (d) of the Article numbered “FOURTH” in its entirety;

4.	The Article numbered “FIFTH” of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIFTH: [Reserved]”

5.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware;

6.	All other provisions of the Certificate of Incorporation shall remain in full force and effect;

7.	Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment to shall become effective at 11:58 p.m. Eastern Standard Time on February 9, 2017;

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Antoine J. Lafargue, its President and Chief Executive Officer, this 9th day of February, 2017.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION]